Exhibit 99.2

July 8, 2013

Dear Soul and Vibe Shareholders,

I would like to thank all of our shareholders, both those who are friends and family of mine and new shareholders, for continued interest in and support of Soul and Vibe Interactive Inc. (OTCQB:SOUL). We are working hard to create some solid success in the $56 billion gaming industry to increase value for you, our shareholders.

2013 is shaping up to be an exciting year for the Company. During the first-half of the year we achieved some significant milestones, which I will outline in this letter. As we progress into the back half of the year, we maintain our key publishing and development agreements with gaming console manufacturers Microsoft and Sony, as well as a brand licensing agreement with General Mills. We are gearing up for game launches over the coming quarters and we are very excited about our opportunities and growth potential in 2014 and beyond.

Many of you are familiar with my experience working at Microsoft during the launch of the original Xbox®, one of the most successful game consoles in history. Others are familiar with the fact that I was part of the original development team that produced the Twisted Metal series, a product icon that has become synonymous with the PlayStation brand and one of the most successful game properties in history. The Twisted Metal series has cumulatively sold over 15 million copies since it was launched in 1995 alongside the debut of the original Sony PlayStation. Some of you have been newly introduced to Soul and Vibe and I want you all to know a bit more about me, my vision for the Company, the team we are assembling, and the deals we have in place to move the company forward.

I have been in the video and computer games industry as a Director of Product Development and Producer for over 22 years. I have extensive experience leading software production teams, worldwide, in the development of engine technologies and games. I have personally directed the development of, and produced, over 200 games. Some of my successes include producing and co-designing the critically acclaimed Stoked: Big Air snowboarding series for Xbox 360® and the million-unit selling title, Summer Sports: Paradise Island for the Nintendo Wii®.

From 2003 to 2006, I managed a studio that developed commercial video games and "serious games" training tools for the United States Marine Corps (“USMC”), the Defense Advanced Research Projects Agency (“DARPA”), and various “lettered agencies” associated with the United States’ Federal Government. Products developed by the studio secured an investment of over $12 million, the second largest capital raise in the interactive industry for 2006. Recently, I served as a consultant to SiMCare Health and Vital Sims, Minnesota-based software companies that develop “serious games” for health care providers. Specifically, these simulations help physicians and nurses provide care to patients who suffer from chronic diseases.

Soul and Vibe recently recruited some of the top names in the gaming industry to our new Strategic Advisory Board. This Advisory Board helps the Company identify new opportunities and broaden its product mix. Our product mix is a combination of licensed-brands and proprietary intellectual properties (“IPs”.) Currently, we are expanding our relationships with licensed-brands by engaging in talks with potential new partners. We are also expanding our distribution opportunities, globally, across digital, digital-aggregation, and retail platforms with partners who are excited by our business model and want to promote their own brand awareness through our licensed-brand and proprietary properties.

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Publishing & Development Agreements with World’s Largest Gaming Companies Address 78% of Console Market Globally

Our Company has been through a rigorous qualification process and was successfully selected as a publisher of console games by both Microsoft and Sony. The Xbox 360® and PlayStation® 3 together account for 78% of the console market, according to VGChartz. Soul and Vibe is one of only a small number of companies worldwide that has been approved by Microsoft as a publisher of content for Xbox 360®. According to PricewaterhouseCoopers ("PwC"), consumer spending on console, mobile, and personal computer game software, topped $56 billion in 2010 and games industry revenue is projected to reach $82 billion by the year 2015. This fall, Microsoft and Sony will be launching a new generation of console hardware with the Xbox One® and the PlayStation® 4, respectively. Soul and Vibe will be expanding its publishing licenses to include these new and exciting hardware platforms.

Licensing Agreements with Globally Recognized Brands

We are pursuing a strategy of developing games based on internationally recognized branded properties. General Mills, the $30 billion consumer foods giant, has executed a cross-promotional license agreement with Soul and Vibe. The license is the first of its kind in the industry. General Mills properties have not been previously licensed to 3rd parties for video and computer games. We plan to create Wheaties branded sports-themed games. We intend to develop and publish games-related content that includes virtual apparel and costumes for Avatars based on globally recognized General Mills mascots such as Lucky the Leprechaun, the Trix Rabbit, Count Chocula, Frankenberry, Boo Berry, the Green Giant, the Honey Nut Cheerios Bee, the Pillsbury Dough Boy, and many more.

Currently, we are in talks with additional global brands to expand our roster of licensed-brand agreements. We believe that by creating and marketing fun and exciting games that leverage popular characters and brands, we will offer content that appeals to mass audiences through both direct-to-consumer sales and multiple distribution channels and hardware platforms.

Strategic Advisory Board Includes Gaming Industry Leaders

Recently, we created a very impressive Strategic Advisory Board. We believe our advisors joined our board because they found our business model strategically sound and extremely compelling. Our new Strategic Advisory Board members include:

James Charles King (“Jamie”), was Co-Founder and VP of Product Development at Rockstar Games, the video game developer and publisher best known for game franchises such as Grand Theft Auto, Max Payne, Red Dead and Manhunt. King was also Director of Development at Take Two Interactive, one of the largest publicly traded video game publishers.

Michael Bolden, a strategy-oriented executive, currently serves as Development Director at Larva Game Studios where he leads a team of 50 artists and programmers and manages the development of original IP. Bolden was behind the launch of Beyond Digital, a multimedia studio that launched Critical Moves USA, one of the largest motion capture stages in the Midwest.

Erik Stein, Co-Founder of Gameblend Studios, former Hasbro Interactive Producer and technical expert, has an extensive background in design and production management. He has produced video games based on top-tier licensed-brands that include Star Wars, Lord of the Rings, Playskool, and Trivial Pursuit.

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Scott Balaban, Co-Founder of Gameblend Studios and former Hasbro Interactive Senior Game and Toy Designer, has expertise integrating software-based digital game play with physical toys. Balaban has created immersive experiences around proprietary IP and top-tier licensed brands that include Star Wars, Harry Potter, Lord of the Rings, Princess Bride, and several Nickelodeon and Disney properties.

Built a Roster of Potential “Pick-Up” Game Acquisition Opportunities at Industry Conferences

We recently attended two key gaming industry conferences looking for potential game acquisition opportunities that we can publish through our strategic licenses and under our Soul and Vibe brand. In June we attended the Electronic Entertainment Expo (E3), an annual trade fair for the video and computer games industry presented by the Entertainment Software Association (ESA). In March, we attended the Game Connection Conference, which ran in concert with the Game Developer’s Conference. Game Connection drew 1,000 companies, publishers, distributors, investors, and IP owners from over 40 countries. At both industry events, we met with game developers and license-agents to seek Pick-Up acquisition opportunities and new development partnerships. Pick-Ups are games created by independent software studios that are in need of a publishing partner like Soul and Vibe, which has publishing agreements with Microsoft and Sony, and can promote and bring games to market.

Multi-Platform Game Launch Strategy Monetizes Multiple Revenue Streams

Our product development model focuses on multi-platform support, including console, mobile, and personal computers. Soul and Vibe’s strategy is to release games that play cross-platform on these three types of hardware platforms. Our mobile games are designed as revenue generating marketing vehicles for our console and personal computer releases. We are implementing a strategy geared to increase revenue opportunities, build broad awareness for each game franchise across an expanded consumer base, amortize development and marketing expenses, and reduce risks by releasing games across multiple platforms. Micro-transactions, the purchase of additional functionality and/or content within a game, are another revenue opportunity we are targeting. Micro-transactions are a growing trend driven by the shift in gaming habits and purchases. They create recurring revenue streams for gaming companies. According to a research report published by Parks Associates, gamers are spending $21 per month to purchase virtual goods and upgrades in free-to-play mobile games.

Thank you for your continued interest in and support of our Company. Soul and Vibe is moving forward into what we believe will be an exciting growth period. We are working hard to increase value for you, our shareholders.

Sincerely,

Peter Anthony Chiodo

CEO | President

Soul and Vibe Interactive Inc.

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